UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NETFLIX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Netflix, Inc.
100 Winchester Circle
Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2015
To the Stockholders of Netflix, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on June 9, 2015 at 3:00 p.m. local time at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032, for the following purposes:

1.	To elect three Class I directors to hold office until the 2018 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

3.	Advisory approval of the Company’s executive officer compensation;

4.
To amend our Certificate of Incorporation to increase the number of shares of capital stock we have authorized to issue from 170,000,000 (160,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001, to 5,000,000,000 (4,990,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001;

5.	To consider three stockholder proposals, if properly presented at the meeting;

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 10, 2015 can vote at this meeting or any adjournments that may take place.
All stockholders are cordially invited to attend the meeting in person.
For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of the Company’s executive offices noted above.
By order of the Board of Directors

David Hyman
General Counsel and Secretary
_________, 2015
Los Gatos, California
YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

NETFLIX, INC.
100 Winchester Circle
Los Gatos, California 95032
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2015
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 9, 2015, at 3:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032.
Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about _________, 2015, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 10, 2015, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at http://ir.netflix.com/annuals.cfm. Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to the Company’s Secretary at the address listed above.
Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. Our Internet website address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations website at http://ir.netflix.com/sec.cfm.
Revocability of Proxies
You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Company’s Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
Voting and Solicitation
Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were _________shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” proposals Two, Three, and Four “AGAINST” proposals Five, Six, and Seven. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy

Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.
The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal, except that it will have the same effect as an “AGAINST” vote on proposal Four. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.
If you hold your shares through a broker, bank or other nominee (“street name”) it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement). Thus, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf.
The cost of soliciting proxies will be borne by the Company. The Company may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.
Stockholder Proposals
Proposals of stockholders that are intended to be presented at our 2016 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than _________, 2015 in order to be included in the Proxy Statement and proxy materials relating to our 2016 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present in person at the meeting, must generally be submitted to our Secretary no earlier than _________, 2016, and no later than _________, 2016.

PROPOSAL ONE	ELECTION OF DIRECTORS
Nominees

Three Class I directors, Richard N. Barton, Bradford L. Smith and Anne M. Sweeney, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Barton, Mr. Smith, and Ms. Sweeney, each of whom is currently a director of the Company. If Mr. Barton, Mr. Smith or Ms. Sweeney is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy. Mr. Barton, Mr. Smith and Ms. Sweeney each has agreed to serve as a director of the Company if elected. The term of the office of director elected at this Annual Meeting will continue until the Annual Meeting of Stockholders held in 2018 or until such director's successor has been duly elected or appointed and qualified, or until their earlier resignation or removal.
Required Vote

The three candidates receiving the highest number of affirmative Votes Cast will each be elected as Class I directors.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominee	Age	Principal Occupation
Richard N. Barton	47	Executive Chairman of the Board of Zillow Group, Inc.
Bradford L. Smith	56	General Counsel and Executive Vice President, Legal and Corporate Affairs of Microsoft
Anne M. Sweeney	57	Former Co-Chair, Disney Media Networks and President, Disney/ABC Television Group
Each nominee has extensive business experience, education and personal skills that qualifies him or her to serve as an effective Board member. The specific experience, qualifications and skills of Mr. Barton, Ms. Sweeney and Mr. Smith are set forth below. The Nominating Committee evaluates potential candidates for service on the Board. Both Ms. Sweeney and Mr. Smith were recommended by executive officers of the Company as well as by entertainment and technology executives.
Richard N. Barton has served as one of the Company’s directors since 2002. In late 2004, Mr. Barton co-founded Zillow Group, Inc. where he is now Executive Chairman of the Board. Additionally, Mr. Barton is a Venture Partner with Benchmark Capital. Previously, Mr. Barton founded Expedia, Inc. in 1994 and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton was a director of InterActiveCorp from February 2003 until January 2005. Mr. Barton also serves as a director for Avvo, Inc. and Glassdoor.com. Mr. Barton holds a B.S. in general engineering: industrial economics from Stanford University.
Having founded successful Internet-based companies, Mr. Barton provides strategic and technical insight to the Board. As an executive chairman and director of other companies, Mr. Barton also brings managerial, operational and corporate governance experience to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the Internet.

Bradford L. Smith joined the Company's Board of Directors in March 2015. Mr. Smith has been with Microsoft since 1993 and became the general counsel and executive vice president of Legal and Corporate Affairs in 2002. Prior to joining Microsoft he was an associate and then partner at the Washington, D.C.-based firm of Covington and Burling. Mr. Smith holds a BA in international relations and economics from Princeton University and a JD from Columbia University School of Law. He also studied international law and economics at the Graduate Institute of International Studies in Geneva.
With a leading role at Microsoft, Mr. Smith brings to the Board broad business and international experience on a variety of issues including government affairs and public policy.
Anne M. Sweeney joined the Company's Board of Directors in March 2015. Most recently, Ms. Sweeney was co-chair, Disney Media Networks, and president, Disney/ABC Television Group. Previously, Ms. Sweeney served as Chairman and CEO of the FX Networks, part of the Fox Entertainment Group of 21st Century Fox and spent more than 12 years at Viacom’s Nickelodeon network. Ms. Sweeney holds a BA from The College of New Rochelle and an Ed. M. from Harvard University.
Having held various senior positions with large entertainment companies, Ms. Sweeney brings broad strategic and operational experience to the Board. Her experience in the entertainment industry provides a unique business perspective to the Company as it builds its global internet TV network.
Directors Not Standing For Election

The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Class/Term Expiration
Timothy M. Haley	60	Class II/2016
Leslie Kilgore	49	Class II/2016
Ann Mather	55	Class II/2016
A. George (Skip) Battle	71	Class III/2017
Reed Hastings	54	Class III/2017
Jay C. Hoag	56	Class III/2017
Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience, qualifications and skills of each director is set forth below.
Timothy M. Haley has served as one of the Company’s directors since 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.
As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.
Leslie Kilgore has served as one of the Company’s directors since 2012. Since 2010, Ms. Kilgore has been a director of LinkedIn Corporation and serves as chair on its compensation committee. Ms. Kilgore served as the Company’s Chief Marketing Officer (formerly Vice President of Marketing) from 2000 until her resignation in February 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an Internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.

Ms. Kilgore’s numerous managerial positions provide strategic and operational experience to the Board. Her experience as a marketing executive with Internet retailers and consumer product companies provides a unique business perspective. As the former Chief Marketing Officer of Netflix, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board.
Ann Mather has served as one of the Company’s directors since 2010. Ms. Mather has also been a member of the board of directors of: Glu Mobile Inc., a publisher of mobile games, since September 2005 and serves on its nominating and governance committee; Google, Inc., since November 2005 and serves as chair of its audit committee; MGM Holdings Inc. (“MGM”), the independent, privately-held motion picture, television, home video, and theatrical production and distribution company, since 2010; Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, since May 2013; and Arista Networks, a provider of cloud networking services, since July 2013, and serves on its audit committee. Ms. Mather has also been an independent trustee to the Dodge & Cox Funds board of trustees since May 2011. Ms. Mather was previously a director of: Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, from 2004 to 2009; Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009; Ariat International, Inc., a privately-held manufacturer of footwear for equestrian athletes, from 2005 to 2012; MoneyGram International, a global payment services company, and served as chair of its audit committee, from 2010 to 2013; and Solazyme, Inc., a renewable oil and bioproducts company, from 2011 to 2014. From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather holds a Master of Arts degree from Cambridge University.
Ms. Mather’s numerous managerial positions and her service on several public company boards provides strategic, operational and corporate governance experience to the Board. Her experience as an executive with several major media companies provides unique business perspective. As a former chief financial officer and senior finance executive at major corporations and her service on the audit committee of several publicly traded companies, Ms. Mather brings financial and accounting expertise to the Board.
A. George (Skip) Battle has served as one of the Company’s directors since 2005. Mr. Battle was previously Executive Chairman of the Board of Ask Jeeves, Inc. which was acquired by IAC/InterActiveCorp in July 2005. He was Chief Executive Officer of Ask Jeeves from 2000 to 2003. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Educated at Dartmouth College and the Stanford Graduate School of Business, Mr. Battle currently serves as Chairman of the Board of Fair Isaac Corporation and as a director of the following public companies: LinkedIn Corporation, OpenTable, Inc., Expedia, Inc. and Workday, Inc. He was previously a director of Advent Software, Inc. and the Masters Select family of mutual funds.
Mr. Battle brings business insight and experience to the Board. He was a business consultant for more than 25 years, has served as a chief executive officer and currently serves on a number of boards. As such, he brings to the Board strategic, operational, financial and corporate governance experience.
Reed Hastings co-founded Netflix in 1997.
In 1991, Mr. Hastings founded Pure Software, which made tools for software developers. After a 1995 IPO, and several acquisitions, Pure was acquired by Rational Software in 1997.
Mr. Hastings is an active educational philanthropist and served on the California State Board of Education from 2000 to 2004. He is currently on the board of several educational organizations including CCSA, Dreambox Learning, KIPP, and Pahara.
Mr. Hastings is also a board member of Facebook, and was on the board of Microsoft from 2007 to 2012.
Mr. Hastings received a BA from Bowdoin College in 1983, and an MSCS in Artificial Intelligence from Stanford University in 1988. Between Bowdoin and Stanford, Mr. Hastings served in the Peace Corps as a high school math teacher in Swaziland.
As Co-founder and Chief Executive Officer of Netflix, Mr. Hastings deeply understands the technology and business of Netflix. He brings strategic and operational insight to the Board. Mr. Hastings is also a software engineer and has unique management and industry insights.

Jay C. Hoag has served as one of the Company’s directors since 1999. Since 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Electronic Arts, Inc., TechTarget and Zillow, Inc. and several private companies. Mr. Hoag is on the Investment Advisory Committee at the University of Michigan, the Board of Trustees of Northwestern University, and the Board of Trust at the Vanderbilt University. Previously, Mr. Hoag has served on the board of directors of numerous other public and private companies. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.
As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.
Executive Officers

For information about Mr. Hastings, see “Proposal One – Election of Directors.” Our other executive officers are set forth below:

Other Executive Officers	Age	Position
Kelly Bennett	43	Chief Marketing Officer
Tawni Cranz	40	Chief Talent Officer
Jonathan Friedland	56	Chief Communications Officer
Neil Hunt	53	Chief Product Officer
David Hyman	49	General Counsel and Secretary
Greg Peters	44	International Development Officer
Ted Sarandos	50	Chief Content Officer
David Wells	43	Chief Financial Officer
Kelly Bennett became Netflix's Chief Marketing Officer in 2012 after nearly a decade at Warner Bros. where he was most recently Vice President Interactive, World Wide Marketing with the pictures group, leading international online campaigns for Warner Bros. movies. Before that Mr. Bennett ran digital marketing for Warner Bros. Pictures in Europe, the Middle East and Africa and worked in promotion and business development at the company. He previously held executive positions at Dow Jones International and Ignition Media as well as being a partner in online marketing agency Cimex Media. The Canada-born Bennett is a graduate of Simon Fraser University.
Tawni Cranz became Chief Talent Officer in October 2012 and now leads the team that maintains the company's unique corporate culture, hires new talent and keeps the organization lean and flexible despite enormous growth. Ms. Cranz joined Netflix in 2007 as a director and became Vice President of Talent in 2011. Prior to Netflix, she was HR director at Bausch & Lomb and held various human resources positions at FedExKinko's. Ms. Cranz holds an EMBA from Claremont University's Peter F. Drucker and Masatoshi Ito Graduate School of Management and a BA in Psychology from the University of California, Santa Barbara.
Jonathan Friedland joined Netflix in 2011 from The Walt Disney Company, where he was SVP, Corporate Communications. Before that, he spent over 20 years as a foreign correspondent and editor, mainly with The Wall Street Journal, in the U.S., Asia and Latin America and co-founded the Diarios Rumbo chain of Spanish-language newspapers in Texas. Mr. Friedland, who has a MSc. Economics from the London School of Economics and a BA from Hampshire College, was a member of the WSJ team that won the Pulitzer Prize for its coverage of the 9/11 attacks.
Neil Hunt has been at Netflix since 1999 and serves as Chief Product Officer, leading the product team, which designs, builds and optimizes the Netflix experience.

Prior to Netflix, Mr. Hunt worked from 1991 in various engineering and product roles at the software test tool companies Pure Software and its successors, Pure Atria and Rational Software. Before that, Mr. Hunt was engaged in research in computer vision and image processing at the University of Aberdeen, Schlumberger Palo Alto Research Labs and Teleos Research.
Mr. Hunt has been a non-executive member of Logitech's board of directors since September 2010.
He holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelor’s degree from the University of Durham, U.K.
David Hyman is General Counsel for Netflix, responsible for all legal and public policy matters for the company. He has served in this capacity since 2002 and also serves as the company’s Secretary.
Prior to Netflix, Mr. Hyman was the General Counsel of Webvan, an online Internet retailer, having previously held the role of senior corporate counsel. He also practiced law at Morrison & Foerster in San Francisco and Arent Fox in Washington, DC.
Mr. Hyman earned his JD and Bachelor’s degrees from the University of Virginia.
Greg Peters is the International Development Officer for Netflix, responsible for speeding Netflix's international growth and establishing local operations and partnerships. Previously, he was the Chief Streaming and Partnerships Officer for Netflix, responsible for the global partnerships with consumer electronics companies, Internet service providers and multi-channel video programming distributors that enable Netflix to deliver movies and TV shows across a full range of devices and platforms.
Prior to joining Netflix in 2008, Mr. Peters was senior vice president of consumer electronics products for Macrovision Solutions Corp. (later renamed to Rovi Corporation) and previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. Mr. Peters holds a degree in physics and astronomy from Yale University.
Ted Sarandos has led content acquisition for Netflix since 2000. With more than 20 years' experience in home entertainment, Mr. Sarandos is recognized in the industry as an innovator in film acquisition and distribution.
Before Netflix, Mr. Sarandos was an executive at video distributor ETD and Video City / West Coast Video.
Mr. Sarandos is a Henry Crown Fellow at the Aspen Institute and serves on the board of Exploring The Arts, a non-profit focused on arts in schools. He also serves on the Film Advisory Board for Tribeca and Los Angeles Film Festival, is an American Cinematheque board member, an Executive Committee Member of the Academy of Television Arts & Sciences, and is a trustee of the American Film Institute.
David Wells has served as the Company's Chief Financial Officer since December 2010. His responsibilities include a number of operating duties such as customer service, real estate, and employee technology. Mr. Wells has been at Netflix since March 2004, serving in a variety of planning and analysis roles, including most recently as the Vice President of Financial Planning & Analysis.
Prior to joining Netflix, Mr. Wells served in progressive roles at Deloitte Consulting from August 1998 to March 2004 and in the non-profit world before getting his MBA.
Mr. Wells holds an MBA and M.P.P. from The University of Chicago and a Bachelor's Degree in Commerce from the University of Virginia.
There are no family relationships among any of our directors, nominees for director and executive officers.
Board Meetings and Committees

The Board held five meetings during 2014. Each Board member attended at least 75% of the aggregate of the Board meetings and meetings of the Board committees on which such director served in 2014.

As of the date of this Proxy Statement, the Board has four standing committees: (1) the Compensation Committee; (2) the Audit Committee; (3) the Nominating and Governance Committee; and (4) the Stock Option Committee.
Compensation Committee
The Compensation Committee of the Board consists of three non-employee directors: Messrs. Battle, Haley (Chair) and Hoag. The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and directors of the Company. The Compensation Committee may not delegate these duties. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee held four meetings in 2014. Each member attended all of the Compensation Committee meetings held in 2014.
The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Audit Committee
The Audit Committee of the Board consists of three non-employee directors: Messrs. Haley and Barton and Ms. Mather (Chair), each of whom is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to audit committee members. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended.
The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met seven times in 2014. Mr. Barton and Ms. Mather attended all of the Audit Committee meetings in 2014. Mr. Haley attended at least 75% of the Audit Committee meetings held in 2014.
The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Nominating and Governance Committee
The Nominating and Governance Committee of the Board consists of two non-employee directors, Messrs. Barton and Hoag (Chair). The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met two times in 2014 and all the meetings were attended by both members.
The Board has adopted a written charter for the Nominating and Governance Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Stock Option Committee
The Stock Option Committee of the Board consists of one employee director: Mr. Hastings. The Stock Option Committee has authority to review and approve the stock options granted to employees, other than to directors or executive officers of the Company pursuant to the Company’s option grant program. The Board has also authorized certain executive officers to review and approve these stock options on behalf of the Stock Option Committee. The Board retained the power to adjust, eliminate or otherwise modify the Company’s option granting practices, any option allocation or portions thereof not previously granted, including without limitation the monthly option formula.
The Stock Option Committee did not hold meetings in 2014. The Stock Option Committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the Stock Option Committee.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.
The Compensation Committee consists of Messrs. Haley, Hoag and Battle, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Haley, Hoag or Battle had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. In addition to Messrs. Haley, Hoag and Battle, the Company’s Chief Executive Officer and Chief Talent Officer participated in the executive compensation process as described below in the section entitled “Compensation Discussion and Analysis.”
Director Independence

The Board has determined that each of Messrs. Barton, Battle, Haley, Hoag and Smith, and Mses. Kilgore, Mather and Sweeney are independent under the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. See “Procedures for Approval of Related Party Transactions” in this Proxy Statement for more information.
Consideration of Director Nominees

Stockholder Nominees
The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and addressed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary.
Director Qualifications
In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as differences in viewpoint, professional experience, education, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin.
Identifying and Evaluating Nominees for Directors
The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at periodic meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.
Communications with the Board

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Policy Regarding Director Attendance at the Annual Meeting

The Company’s policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
The Role of the Board in Risk Oversight

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk. The Compensation Committee addresses risks related to compensation and other talent-related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions.
The Board’s Leadership Structure

The Board combines the role of Chairman and Chief Executive. While the Board reassesses maintaining the combined role from time to time, the Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has appointed Jay Hoag as its lead independent director. As lead independent director, Mr. Hoag’s responsibilities include:

•	coordinating the activities of the independent directors, and is authorized to call meetings of the independent directors;

•	coordinating with the chief executive officer and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the chief executive officer about discussions among the independent directors;

•	helping facilitate communication between the chief executive officer and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.
In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

PROPOSAL TWO	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of Netflix, Inc. for the year ending December 31, 2015. The Company is submitting its selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Ernst & Young has served as our independent registered public accounting firm since March 21, 2012. The Company’s Bylaws do not require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit Committee at its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Principal Accountant Fees and Services

During 2014 and 2013, fees for services provided by Ernst & Young was as follows (in thousands):

	2014	2013
Audit Fees	$1,600	$1,396
Audit Related Fees	225	340
Tax Fees	201	467
Total	$2,026	$2,203
Audit Fees include amounts related to the audit of the Company’s annual financial statements and internal control over financial reporting, and quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.
Audit Related Fees include amounts related to accounting consultations and services rendered in connection with the Company's issuance of senior notes in 2014 and 2013, respectively.
Tax Fees include fees billed for tax compliance, tax advice and tax planning services.
There were no other fees billed by Ernst & Young for services rendered to the Company, other than the services described above, in 2014 and 2013.
The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2014 services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy.
Required Vote

The affirmative vote of the majority of the Votes Cast is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. The vote is an advisory vote, and therefore not binding.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

PROPOSAL THREE	ADVISORY APPROVAL OF EXECUTIVE OFFICER COMPENSATION
Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Executive Compensation Table and related tables and disclosure included in this proxy statement. Stockholders may abstain by checking the box labeled “abstain” on the proxy.
As required by section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).
As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to attract and retain outstanding performers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding.
Netflix Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR	AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES
The Board has adopted an amendment to the Company’s Certificate of Incorporation to increase the number of shares of capital stock the Company is authorized to issue from 170,000,000 (160,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001, to 5,000,000,000 (4,990,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001, and declared its advisability. In order for this amendment to be effective, the stockholders must approve this proposal.
RESOLVED, that second sentence of the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read as follows: “The total number of shares which the corporation shall have authority to issue is 5,000,000,000 consisting of 4,990,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share.”
The purpose of the amendment is to provide the Company greater flexibility with respect to managing its common stock in connection with such corporate purposes as may, from time to time, be considered advisable by the Board. These corporate purposes could include, without limitation: the issuance of shares in connection with stock dividends, the issuance of shares upon exercise of options or other awards granted under the Company’s various equity compensation plans or in connection with other employee benefit plans, the issuance of shares in connection with equity financings and the issuance of shares in connection with acquisitions. The Company does not have any current intention to issue shares in connection with acquisitions or pursuant to an equity financing outside of the exercise of options under the Company’s existing equity compensation plans. If this Proposal Four is approved by stockholders, management expects that it will recommend to the Board a stock split in the form of a dividend at a ratio to be determined following the conclusion of the Annual Meeting of Stockholders. No stock dividend, however, can be issued unless and until it is approved by the Board and sufficient shares have been authorized.
The total number of shares authorized by the amendment is consistent with the number of shares authorized by other major technology companies. The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board may issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by the Certificate of Incorporation and applicable law and regulations. To the extent that the additional authorized shares are issued in the future other than in connection with a stock dividend, they will decrease the existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the Company’s existing stockholders. The holders of common stock have no preemptive rights to subscribe for or purchase any additional shares of common stock that may be issued in the future.
Required Vote

The affirmative vote of a majority of the Company’s outstanding shares of common stock is required for approval of this proposal.
Netflix Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES.

PROPOSAL FIVE	STOCKHOLDER PROPOSAL FOR PROXY ACCESS
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
The New York City Employees' Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers' Retirement System, and the New York City Police Pension fund and custodian of the New York City Board of Education Retirement System (the "Systems"), Municipal Building, One Centre Street, Room 629. New York, N.Y. 10007-2341, the beneficial owner of no less than 259,860 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.
The proposal is co-sponsored by the Connecticut Retirement Plans Trust Funds, the beneficial owner of no less than 30,705 shares of the Company’s common stock on the date the proposal was submitted and by the Illinois State Board of Investment, the beneficial owner of no less than 28,300 shares of the Company’s common stock on the date the proposal was submitted.
RESOLVED: Shareholders of Netflix, Inc. (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.
The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:
a)    have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;
b)    give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and
c)    certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.
The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.
Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute's 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would "benefit both the markets and corporate boardrooms, with little cost or disruption."

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)
The proposed bylaw terms enjoy strong investor support - votes for similar shareholder proposals averaged 55% from 2012 through September 2014 - and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.
We urge shareholders to vote FOR this proposal.
Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
The Nominating and Governance Committee is responsible for evaluating, proposing and approving nominees for election to the Company's Board of Directors. In undertaking this responsibility, the committee has a fiduciary duty to act in the best interests of all stockholders. Stockholders with access to the Company's proxy do not have a similar fiduciary duty. These stockholders can nominate directors who advance their own specific agenda without regard to the best interest of the Company and its stockholders or to the overall composition of the Board, including independence, expertise and diversity considerations. In determining director nominees, the Nominating and Governance Committee takes into consideration the business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and other areas that contribute to an effective Board. The Board believes that the Nominating and Governance Committee is in the best position to evaluate and propose director nominees and that providing access to the Company's proxy for stockholder nominations not nominated by the Nominating and Governance Committee will undermine the value to stockholders of this selection and nomination process. Stockholders already have the opportunity to recommend director candidates for consideration by the Nominating and Governance Committee. Furthermore, our bylaws also provide the opportunity for stockholders to nominate directors for consideration at annual meetings of stockholders and to solicit proxies in favor of such nominees.
In addition, the Board believes that the proxy access proposal espoused by the proponents could be detrimental to the Company for a number of other reasons, including the increased distraction caused to management and the Board from proxy contests, the short-term or special interest focus of directors elected through proxy access, and the increase in Board turnover, which could create a Board without the experience to lead the Company to achieve its long-term goals.
The proponents refer to a study by the CFA Institute to support the argument that proxy access would be beneficial and result in shareholder value. However, the CFA Institute’s study expressly excluded from its analysis two studies which concluded that increased proxy access is associated with negative economic impacts, on the basis that it deemed the methodology of those studies as faulty.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Five.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and is therefore not binding.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO ADOPT A PROXY ACCESS BYLAW.

PROPOSAL SIX	STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of no less than 100 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of her intent to present the following proposal at the Annual Meeting.
RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Supporting Statement

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority.
The proposal is particularly important because Netflix shareholders supported 4 governance improvement proposals at our 2013 annual meeting:
73%-vote for Independent Board Chairman, sponsored by the Comptroller, City of New York.
81%-vote for a Simple Majority Vote Standard, sponsored by John Chevedden.
81%-vote for Majority Voting for Directors, sponsored by the California State Teachers' Retirement System.
88%-vote for Annual Election of Each Director, sponsored by the Florida State Board of Administration.
Netflix shareholders also supported 3 governance improvement proposals at our 2014 annual meeting:
80%-vote for poison pill restrictions, sponsored by John Chevedden.
82%-vote for Annual Election of Each Director, sponsored by the Florida State Board of Administration.
82%-vote for Majority Voting for Directors, sponsored by United Brotherhood of Carpenters.
Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:
Simple Majority Vote - Proposal 6

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
The Board believes that this stockholder proposal seeking to adopt a simple majority vote in all cases requiring more than a simple majority would not be in the best interests of the Company and its stockholders. A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company's stockholders. The Company's Restated Certificate of Incorporation and Bylaws do, however, require a 66 2/3% “supermajority” vote for certain fundamental changes to the corporate governance posture of the Company, including the procedures for calling stockholder meetings, altering the size of the Board and removing directors. The supermajority voting requirements were adopted by our stockholders and were intended to preserve and maximize the value of the Company for all stockholders and to provide protection for all stockholders against self-interested actions by one or a few large stockholders. The Board continues to believe these requirements are appropriate and in the best interest of all stockholders; therefore, the Board opposes this stockholder proposal.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Six.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE.

PROPOSAL SEVEN	STOCKHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of no less than 70 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.
RESOLVED, shareholders ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. Although our company has the power to adopt this proposal topic in one-year, this proposal allows the option to phase it in over 3-years.
Supporting Statement

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, "In my view it's best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them."
We approved this proposal topic at 3 Netflix annual meeting starting in 2012. Our impressive yes-votes ranged from 75% to 88%. A total of 79 S&P 500 and Fortune 500 companies, with aggregate market capitalization of one trillion dollars, also adopted this topic in 2012 and 2013. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value.
Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:
GMI Ratings, an independent investment research firm, said its global Governance, Environmental and Social rating for Netflix was an overall D. Netflix lacked a number of good governance rights that shareholders at hundreds of Fortune 500 companies had: To elect each director annually, to require directors to receive a majority vote in order to be elected, to decide governance issues based on a majority vote, to call a special shareholder meeting, to act by written consent and to vote on a poison pill.
Reed Hastings was given $31 million in 2013 Total Realized Pay. GMI said unvested equity pay partially or fully accelerates upon CEO termination. Accelerated equity vesting allows executives to realize lucrative pay without necessarily having earned it through strong performance. Netflix had not disclosed specific, quantifiable performance objectives for our CEO.
Our following directors received 41% to greater than 50% in negative votes -
George Battle
Executive pay committee member
Timothy Haley
Chairman of our executive pay committee and audit committee member
Ann Mather
Audit committee chairman
Jay Hoag
Lead Director, member of our executive pay and nomination committees
(Overextended with director duties at 4 public Companies)
Leslie Kilgore
Inside-related director

Directors who received huge negative votes held 75% of the seats on our 3 most important board committees.
Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:
Elect Each Director Annually – Proposal 7
Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
While the Board acknowledges that declassification proposals continue to receive popular support, including among Netflix investors, the Board nonetheless continues to believe that declassification of the Netflix board would not be in the best interest of Netflix stockholders.
In particular, the Board believes that a classified board encourages directors to look to the long-term best interest of Netflix and its stockholders by strengthening the independence of non-employee directors against the often short-term focus of certain investors and special interests. In addition, a classified board allows for a stable and continuous board, providing institutional perspective both to management and other directors. The Board also believes that a classified board reduces vulnerability to potentially abusive takeover tactics by encouraging persons seeking control of Netflix to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all stockholders. These benefits are particularly important for our stockholders as Netflix operates in a highly competitive and extremely dynamic marketplace.
Moreover, recent research suggests that declassification is not in shareholders’ best interest and that classified boards increase shareholder value. For example, a recent study using data from a comprehensive set of companies from 1978-2011 concluded that “firm value goes up if the board changes from a single class of directors to a staggered board (and the reverse for de-staggering)" (Cremers, Litov and Sete, December 2013, at 4). This finding is “robust and both economically and statistically significant.” Id . at 4. “These results challenge the common understanding that staggered boards are primarily a mechanism to help entrench management from the discipline of stockholders or the market of [ sic ] corporate control. In addition, [these results] question the guidelines of the shareholder voting (proxy) advisors that generally recommend to vote against the adoption of a staggered board and, likewise, in favor of the removal of a staggered board.” Id . at 37 (citing to ISS and Glass Lewis guidelines).
An additional study (Johnson, Karpoff, and Yi, 2014) examined companies that went public from 1997-2005, a sample that includes Netflix. It found that “at IPO firms whose values depend heavily on their relationships with customers, suppliers, and strategic partners, takeover defenses appear to increase value…” ( id. at 41) “These takeover defenses include the use of classified boards (at 17, 46-47, Internet Appendix). The management stability induced by these defenses appears to “encourage[ ] … counterparties - including large customers, dependent suppliers, and strategic partners - to make long-term relationship-specific investments.” Id. at 5.
Thus, recent research supports the position of the Board in opposition to the proposal and calls into question the efficacy of declassifying boards as a matter of good corporate governance.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Seven.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 10, 2015 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “Summary Executive Compensation” table, which we refer to as the Named Executive Officers, and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2015 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 100 Winchester Circle, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	7,268,308
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	4,962,365
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	3,998,880
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	3,075,405
Reed Hastings (5)
Jay C. Hoag (6) 528 Ramona Street Palo Alto, CA 94301
Neil Hunt (7)
Ted Sarandos (8)
Richard N. Barton (9)
A. George (Skip) Battle (10)
Leslie Kilgore (11)
Timothy M. Haley (12) c/o Redpoint Ventures 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025
Ann Mather (13)
Greg Peters (14)
David Wells (15)
Bradford L. Smith (16)
Anne M. Sweeney (17)
All directors and executive officers as a group (17 persons) (18)

*	Less than 1% of the Company’s outstanding shares of common stock.

(1)	As of December 31, 2014, based on information provided by Capital Research Global Investors in the Schedule 13G filed February 13, 2015.

(2)	As of December 31, 2014, based on information provided by T. Rowe Price Associates, Inc. in the Schedule 13G filed February 13, 2015.

(3)	As of December 31, 2014, based on information provided by BlackRock, Inc. in the Schedule 13G filed February 6, 2015.

(4)	As of December 31, 2014, based on information provided by The Vanguard Group, Inc. in the Schedule 13G filed February 10, 2015.

(5)	Includes options to purchase _________shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the record holder of _________of the Company’s shares.

(6)
Includes (i)  _________shares that are directly held by TCV VII, L.P. (“TCV VII”), (ii) _________ shares that are directly held by TCV VII (A), L.P. (“TCV VII (A)”), (iii)  _________shares that are directly held by TCV Member Fund, L.P. (“Member Fund”), (iv) options to purchase shares held by Jay C. Hoag, (v) _________ shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (vi) _________shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”).

Jay Hoag and eight other individuals (the “Class A Directors”) are Class A Directors of Technology Crossover Management VII, Ltd. (“Management VII”) and limited partners of Technology Crossover Management VII, L.P. (“TCM VII”) and Member Fund. Management VII is the general partner of TCM VII, which is the general partner of TCV VII and TCV VII (A). Management VII is also a general partner of Member Fund. The Class A

Directors, Management VII and TCM VII may be deemed to beneficially own the securities held by TCV VII, TCV VII (A) and Member Fund, but each of the Class A Directors, Management VII and TCM VII disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However with respect to _________of the options, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.
Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)	Includes options to purchase _________shares.

(8)	Includes options to purchase _________shares.

(9)	Includes options to purchase _________shares.

(10)	Includes options to purchase _________shares. Mr. Battle is a trustee of the A. George Battle 2012 Separate Property Trust, which is the record holder of _________of the Company’s shares.

(11)	Includes options to purchase _________shares.

(12)	Includes options to purchase _________shares.

(13)	Includes options to purchase _________shares.

(14)	Includes options to purchase _________shares.

(15)	Includes options to purchase _________shares.

(16)	Includes options to purchase _________shares.

(17)	Includes options to purchase _________shares.

(18)	Includes, without duplication, the shares and options listed in footnotes (5) through (17) above.

COMPENSATION DISCUSSION AND ANALYSIS
Philosophy

The Company’s compensation philosophy is premised on the Company’s desire to attract and retain outstanding performers. As such, the Company aims to provide highly competitive compensation packages for all its key positions, including its Named Executive Officers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance. Individual compensation is nonetheless linked to Company performance by virtue of the stock options granted by the Company.
The Company’s compensation program centers around the concept of total compensation. Total compensation is expressed in a dollar-denominated amount, but as described in more detail below, may be allocated between the two primary elements of the Company’s compensation program: salary and stock options. Additionally, for 2015 compensation, the Company has implemented a program of performance-based bonuses for certain of its Named Executive Officers.
Determining Total Compensation

In determining the appropriate level of total compensation for its Named Executive Officers, the Compensation Committee (A) reviews and considers the performance of each Named Executive Officer and (B) considers, for each Named Executive Officer, the estimated amount of total compensation:

(i)	the Company would be willing pay to retain that person;

(ii)	the Company would have to pay to replace the person; and

(iii)	the individual could otherwise command in the employment marketplace.
The Chief Executive Officer, in consultation with the Chief Talent Officer, reviews comparative data derived from market research and publicly available information for each of the Named Executive Officers. The Chief Executive Officer then makes recommendations to the Compensation Committee regarding total compensation for each Named Executive Officer. The Compensation Committee reviews and discusses the information and then determines the total compensation for each Named Executive Officer, as it deems appropriate.
The Chief Executive Officer’s total compensation is determined by the Compensation Committee outside the presence of the Chief Executive Officer. The Committee’s decision regarding total compensation for the Chief Executive Officer is based on the philosophy outlined above and includes a review of comparative data and consideration of the accomplishments of the Chief Executive Officer in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In establishing the Chief Executive Officer’s total compensation, the Compensation Committee is also mindful of the results of the stockholder’s Advisory Vote on Executive Compensation for the prior year.
In determining compensation for 2015, the Compensation Committee retained Compensia, a management consulting firm providing executive compensation advisory services, to help the Committee assess the competitiveness of the Chief Executive Officer’s compensation, obtain a general understanding of chief executive compensation practices in the marketplace and as a resource for its deliberations concerning the Chief Executive Officer's specific total compensation. The Compensation Committee did not use the information from Compensia, however, with the goal of setting a specific target compensation level based upon the percentiles derived from such other companies. The Compensation Committee worked with Compensia in determining an appropriate peer group of companies, in particular assuring that the peer group contained a mix of technology and entertainment related companies. The peer group of companies was also selected based upon having, as of August 2014, a market capitalization and revenue of approximately 0.33 to 3 times that of the Company. The peer group was comprised of the following companies: Activision Blizzard, Adobe Systems, AMC Networks, Charter Communications, Discovery Communications, DISH Network, Electronic Arts, Expedia, Intuit, LinkedIn, Scripps Networks Interactive, Sirius XM Radio, The Priceline Group, Twitter, and Yahoo. Compensia also provided comparative data for helping review and determine total compensation for the Chief Executive Officer in 2014 and for Named Executive Officers in 2013. The peer group for 2014 was comprised of the following companies: Activision Blizzard, Adobe Systems, AMC Networks, Cablevision Systems, Charter Communications, Discovery Communications, Electronic Arts, Expedia, Groupon, IAC/InterActiveCorp, Intuit, LinkedIn, priceline.com, Scripps Networks Interactive, Sirius XM Radio, Virgin Media, and Yahoo. Total fees paid to Compensia were less than $120,000 in each year.
With respect to each of the Named Executive Officers, in determining total compensation, the Compensation Committee considers the Company’s compensation philosophy as outlined above, comparative market data and specific factors relative to each Named Executive Officer’s responsibilities and performance. The Company does not specifically benchmark compensation for its Named Executive Officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. The Company believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.
In determining Mr. Hunt’s total compensation, the Committee considered his growing responsibility for development and deployment of the Company’s engineering systems and product offerings as well as the continued market demand for engineering talent. In determining Mr. Sarandos’s total compensation, the Committee considered his significant contributions to the Company’s original content strategy and the market demand for high-level content programming talent. In determining Mr. Wells’s total compensation, the Committee considered his performance in managing the finance organization as the Company's business continues to evolve and grow internationally. In determining Mr. Peters’s total compensation, the Committee considered his performance in maintaining and expanding our relationships with various consumer electronics manufactures and network operators as well as his continued development of the Netflix streaming platform. For 2015, the Committee also considered his responsibilities for assisting the Company's global expansion.
The Company’s compensation practices are evaluated on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations may result in refinements to the compensation program, including changes in how total compensation is determined and awarded. Individual employee performance, including that of our Named Executive Officers, is also evaluated on an ongoing basis. To the extent such performance exceeds or falls short of the Company’s performance values, the Company may take action that includes, in the case of star performers, promotions or increases in total compensation or, in the case of under performers, demotion, a reduction in total compensation or termination.
Elements of Total Compensation

After determining the total compensation amount for each Named Executive Officer by the method described above, the total compensation amount for each individual is divided into the two key elements of salary and stock options. This allocation is made pursuant to the compensation preferences of each Named Executive Officer who selects a combination of salary and stock options within the parameters of their total compensation. In 2013 and 2014, the Named Executive Officers were limited to allocating no more than 50% of their total compensation toward stock options. For 2015, there are no allocation restrictions. The amount of total compensation allocated to salary was considered cash compensation and paid through payroll during 2014 on a bi-weekly basis.
The amount of total compensation allocated to stock options is referred to as the stock option allocation. While it is expressed in a dollar denomination, the stock option allocation is only used by the Company to calculate the number of stock options to be granted in the manner described below. The stock option allocation amount is not available to the employees as cash compensation, except where an employee who has allocated a portion of their compensation towards stock options receives severance payments and as otherwise set forth in the Executive Severance and Retention Incentive Plan described below.
After determining the amount of total compensation to be allocated to stock options, the Named Executive Officers receive monthly option grants pursuant to the Company’s monthly option grant program. Under this program, the Named Executive Officers receive, on the first trading day of the month, fully vested options granted at fair market value as reflected by the closing price on the date of the option grant. The number of stock options to be granted monthly will fluctuate based on the fair market value on the date of the option grant. For 2013 and 2014, the actual number of options granted to the Named Executive Officers was determined by the following formula: the monthly dollar amount of the stock option allocation / ([fair market value on the date of option grant] * 0.20). For stock option accounting purposes, the dollar value of stock options granted by the Company are appreciably higher than the dollar value of the stock option allocation (please compare “Summary Executive Compensation” table provided in this Proxy Statement with the table below). Furthermore, because the stock options are granted at fair market value on the date of the option grant and are not generally transferable, they are only of value to the recipient through an increase in the market value of the Company’s common stock, thereby linking that element of compensation to Company performance.
As shown in the table below, the Company’s Named Executive Officers elected to receive a significant portion of their total compensation in the form of stock options. The Company believes that equity ownership, including stock and stock options, helps align the interest of the Named Executive Officers with those of the Company’s stockholders and is a good mechanism to link executive compensation to long-term company performance.
In 2013 and 2014, the salary and stock option components for the Named Executive Officers were allocated as follows (please see the “Summary Executive Compensation” table provided in this Proxy Statement for a complete description of the compensation of the Named Executive Officers in 2013 and 2014):

Name and Position	2013 Annual Salary	2013 Annual Stock Option Allocation	2013 Monthly Stock Option Allocation
Reed Hastings Chief Executive Officer and Chairman of the Board	$2,000,000	$2,000,000	$166,667
Neil Hunt Chief Product Officer	1,750,000	1,250,000	104,167
David Hyman General Counsel and Secretary	848,000	552,000	46,000
Ted Sarandos Chief Content Officer	2,200,000	1,800,000	150,000
David Wells Chief Financial Officer	770,000	330,000	27,500

Name and Position	2014 Annual Salary	2014 Annual Stock Option Allocation	2014 Monthly Stock Option Allocation
Reed Hastings Chief Executive Officer and Chairman of the Board	$3,000,000	$3,000,000	$250,000
Neil Hunt Chief Product Officer	1,750,000	1,750,000	145,833
Greg Peters International Development Officer	1,000,000	1,000,000	83,333
Ted Sarandos Chief Content Officer	2,800,000	2,200,000	183,333
David Wells Chief Financial Officer	950,000	550,000	45,833
For 2015, the Company adjusted several aspects of its compensation practices: The Company provided a minimum annual stock option allowance (equal to 5% of the applicable employee’s available salaried compensation); removed any limitations on allocating between stock and salary; modified the formula for granting stock options; and, implemented a performance bonus program for certain Named Executive Officers. With respect to the formula for granting stock options, the number of options to be granted will be determined by the following formula: the monthly dollar amount of the stock option allocation / ([fair market value on the date of option grant] * 0.40). Additionally for 2015, certain of the Named Executed Officers participate in the Company’s Performance Bonus Plan (the "Plan"). As discussed below, salary for each Named Executive Officer, other than the Chief Financial Officer, that is over $1 million has a substantial surcharge to the Company under IRS rule 162(m). In order to comply with 162(m), the Company created, and the stockholders approved, the Plan and the Company has implemented it for those whose salary the Company wants to cap at $1 million to avoid the surcharges. For 2015, the Named Executive Officers, except for the Chief Executive Officer and Chief Financial Officer, will participate in the Plan. Awards under the Plan will only be paid after achievement of specified performance goals. The

Compensation Committee will be the administrator of the Plan and will assign each participant a target award and performance goal or goals for a performance period set by the Committee.
In 2015, the compensation components for the persons expected to be Named Executive Officers for the fiscal year ending December 31, 2015 are being allocated as follows:

Name and Position	2015 Annual Salary	2015 Annual Stock Option Allocation	2015 Monthly Stock Option Allocation	2015 Estimated Target Bonus
Reed Hastings Chief Executive Officer and Chairman of the Board	$1,000,000	$13,700,000	$1,141,667	$—
Neil Hunt Chief Product Officer	1,000,000	1,875,000	156,250	5,000,000
Greg Peters International Development Officer	1,000,000	2,725,000	227,083	1,000,000
Ted Sarandos Chief Content Officer	1,000,000	9,600,000	800,000	2,000,000
David Wells Chief Financial Officer	2,000,000	1,675,000	139,583	—
The Estimated Target Bonus amounts set out in the table above are estimates only, and any actual amounts that may be paid to these Named Executive Officers may differ based on factors adopted by the Committee pursuant to the Plan.
Vested stock options granted after June 30, 2004 and before January 1, 2007 can be exercised up to one (1) year following termination of employment. Vested stock options granted on or after January 1, 2007 can be exercised up to ten (10) years following grant regardless of employment status. The Company believes that this increase in the life of the options enhances the value of such options for each employee and thereby encourages equity ownership in the Company which is helpful in aligning the interests of employees with that of the Company. The Company does not believe that staggered vesting of stock options or early expiration of options following termination has a material impact on retention. The Company believes that creating a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including its Named Executive Officers.
The Company utilizes salary and stock options as its key compensation components in order to be competitive within the marketplace. Similarly situated companies typically offer executive officers an equity component as part of their overall compensation and as such, the Company believes it is important to provide this opportunity to its employees, including the Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, the Company believes it is better able to take into consideration personal compensation preferences and thereby offer a more compelling total compensation package. In addition, offering grants monthly provides employees with a “dollar-cost averaging” approach to the price of their option grants. Option grants made on an infrequent basis are more susceptible to the whims of market timing and fluctuations. By granting options each month, the Company believes it alleviates to a great extent the arbitrariness of option timing and the potential negative employee issues associated with “underwater” options.
Each Named Executive Officer, like all of the Company's employees, is eligible to receive an additional $15,000 in annual compensation not reflected above that may be used to defray the cost of health care benefits previously paid by the Company. Any portion of this allowance not utilized toward the cost of health care benefits will be paid as salary, up to a maximum of $5,000.
In addition to salary and stock options, all exempt employees, including Named Executive Officers, also have the opportunity to participate in the Company's 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 3% of his or her compensation to the 401(k) fund. Mr. Hunt, Mr. Sarandos and Mr. Wells all participated in this program in 2014 and therefore the Company matched the 401(k) contributions as shown in the tables of this Proxy Statement.
The Company also maintains a group term life insurance policy for all full-time employees.

Termination-Based Compensation and Change in Control Retention Incentives

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Under this plan, each employee of the Company at the level of Vice President or higher is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of base pay and nine (9) months of the cash equivalent to the stock option allocation then being used in calculating the number of options granted monthly to such employee. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.
In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of base pay and twelve (12) months of the cash equivalent to the stock option allocation then being used in calculating the number of options granted monthly to such employee.
The Company also has a plan for its director level employees that provides those employees who are employed by the Company on the date of a change in control transaction with a lump sum cash payment equal to six (6) months of base pay and six (6) months of the cash equivalent to the stock option allocation then being used in calculating the number of options granted monthly to such employee. While director level employees are not guaranteed any severance, to the extent any severance is provided, payment associated with the change in control will be in lieu of or otherwise offset against any such severance payment.
The Company believes that it was appropriate to make such payment upon the single-trigger event of a change in control in order to reduce distractions associated with the uncertainty surrounding change in control transactions and to reduce potential conflicts that might otherwise arise when a Company executive must rely on the decisions of the acquiring company for either continued employment or severance.
The benefits owing under the plans are to be paid to the beneficiary by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. The Company believes that benefits under the Company’s Amended and Restated Executive Severance and Retention Incentive Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Plan is an important element in advancing the Company’s overall compensation philosophy of attracting and retaining outstanding performers. Each of the terms “base pay,” “cause” and “change in control” are defined in the plan, a copy of which is attached as Exhibit 10.7 to the Company’s Form 10-K filed on February 1, 2013.
Tax Considerations

The Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code on executive officer compensation. Section 162(m) generally disallows a tax deduction for compensation that we pay to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding the Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1 million in any taxable year. However, this deduction limitation does not apply to compensation that is “performance-based” under Section 162(m). The Company’s stock options grants are intended to qualify as performance-based under Section 162(m); however, cash compensation paid to the Company’s executive officers in excess of $1 million is not intended to qualify as performance-based. For 2014, the Compensation Committee determined that it was appropriate and in the best interest of stockholders to allow cash compensation to exceed $1 million. In permitting cash compensation to exceed $1 million, the Compensation Committee determined that the amount of tax deduction lost to the Company did not warrant the costs associated with establishing and implementing a “bonus” program. For 2015, the Compensation Committee chose to implement the Performance Bonus Plan that was approved by stockholders in 2014. Under this Plan, certain Named Executives Officers will be eligible to receive bonuses based on targets set by the Compensation Committee. In 2015, Messrs. Hunt, Sarandos and Peters may receive compensation under the Performance Bonus Plan, as described above.

The Committee’s Consideration of the 2014 Nonbinding Advisory Vote to Approve the Compensation of our Named Executive Officers

In 2014, 97% of the shares voted approved the compensation of our named executive officers. At the time of the 2014 vote, the Committee had already approved the design and goals of our executive compensation program for 2014. The Committee reviewed these voting results and concluded that the 2014 vote affirmed stockholder support of the Company’s approach to executive compensation.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS
Summary Executive Compensation

The following summary executive compensation table sets forth information concerning the compensation paid by the Company to: (i) the Chief Executive Officer (the Company’s principal executive officer), (ii) the Chief Financial Officer (the Company’s principal financial officer), and (iii) the Company’s other named executive officers listed below. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Reed Hastings	2014	$2,961,539	$8,102,387	$—	$11,063,926
Chief Executive Officer, President, Chairman of	2013	1,952,308	5,779,583	—	7,731,891
the Board	2012	509,615	5,033,860	—	5,543,475
Neil Hunt	2014	1,750,000	4,746,338	7,800 (2)	6,504,138
Chief Product Officer	2013	1,731,154	3,750,199	7,650 (2)	5,489,003
	2012	1,009,615	4,476,661	7,500 (2)	5,493,776
Greg Peters	2014	999,431	2,640,331	—	3,639,762
International Development Officer

Ted Sarandos	2014	2,776,923	6,022,094	12,284 (3)	8,811,301
Chief Content Officer	2013	2,163,846	5,312,216	10,230 (4)	7,486,292
	2012	1,005,898	5,455,957	9,918 (5)	6,471,773
David Wells	2014	943,077	1,476,414	7,800 (2)	2,427,291
Chief Financial Officer	2013	769,231	1,018,369	7,650 (2)	1,795,250
	2012	496,154	1,533,778	7,500 (2)	2,037,432

(1)
Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year. The dollar amounts set forth in the Option Awards column are different than the stock option allocation amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allocation amounts are reflective of the total compensation amount attributable to stock option grants, not the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 8 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2014 and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in the Company’s Form 10-K filed with the SEC on January 29, 2015.

(2)	Includes our matching contribution made under our 401(k) plan.

(3)	Includes $5,784 representing our matching contribution made under our 401(k) plan and a $6,500 auto allowance.

(4)	Includes $3,730 representing our matching contribution made under our 401(k) plan and a $6,500 auto allowance.

(5)	Includes $3,418 representing our matching contribution made under our 401(k) plan and a $6,500 auto allowance.
Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2014. As described above in “Compensation Discussion and Analysis,” the Company grants employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These are the only awards made to the Named Executive Officers. The material terms of these grants, including the formula for determining the number of stock options to be granted, are set forth above in “Compensation Discussion and Analysis.”

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	($/Sh)	($)
Hastings, Reed	1/2/2014	2,297	362.82	480,982
Hastings, Reed	2/3/2014	3,091	404.38	721,381
Hastings, Reed	3/3/2014	2,805	445.59	721,430
Hastings, Reed	4/1/2014	3,428	364.69	701,386
Hastings, Reed	5/1/2014	3,714	336.52	701,205
Hastings, Reed	6/2/2014	2,962	422.06	701,377
Hastings, Reed	7/1/2014	2,642	473.10	686,079
Hastings, Reed	8/1/2014	2,938	425.40	686,022
Hastings, Reed	9/2/2014	2,623	476.60	686,184
Hastings, Reed	10/1/2014	2,849	438.80	672,182
Hastings, Reed	11/3/2014	3,218	388.41	672,054
Hastings, Reed	12/1/2014	3,657	341.81	672,105
Hunt, Neil	1/2/2014	1,436	362.82	300,692
Hunt, Neil	2/3/2014	1,803	404.38	420,786
Hunt, Neil	3/3/2014	1,636	445.59	420,770
Hunt, Neil	4/1/2014	1,999	364.69	409,005
Hunt, Neil	5/1/2014	2,167	336.52	409,131
Hunt, Neil	6/2/2014	1,728	422.06	409,176
Hunt, Neil	7/1/2014	1,541	473.10	400,170
Hunt, Neil	8/1/2014	1,714	425.40	400,218
Hunt, Neil	9/2/2014	1,530	476.60	400,252
Hunt, Neil	10/1/2014	1,662	438.80	392,126
Hunt, Neil	11/3/2014	1,877	388.41	391,997
Hunt, Neil	12/1/2014	2,133	341.81	392,015
Peters, Greg	1/2/2014	477	362.82	99,882
Peters, Greg	2/3/2014	1,030	404.38	240,383
Peters, Greg	3/3/2014	935	445.59	240,477
Peters, Greg	4/1/2014	1,143	364.69	233,863
Peters, Greg	5/1/2014	1,238	336.52	233,735
Peters, Greg	6/2/2014	987	422.06	233,713
Peters, Greg	7/1/2014	881	473.10	228,780
Peters, Greg	8/1/2014	979	425.40	228,596
Peters, Greg	9/2/2014	874	476.60	228,641
Peters, Greg	10/1/2014	950	438.80	224,139
Peters, Greg	11/3/2014	1,073	388.41	224,087
Peters, Greg	12/1/2014	1,219	341.81	224,035

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	($/Sh)	($)
Sarandos, Ted	1/2/2014	2,067	362.82	432,821
Sarandos, Ted	2/3/2014	2,267	404.38	529,075
Sarandos, Ted	3/3/2014	2,057	445.59	529,049
Sarandos, Ted	4/1/2014	2,514	364.69	514,377
Sarandos, Ted	5/1/2014	2,724	336.52	514,293
Sarandos, Ted	6/2/2014	2,172	422.06	514,311
Sarandos, Ted	7/1/2014	1,938	473.10	503,263
Sarandos, Ted	8/1/2014	2,155	425.40	503,192
Sarandos, Ted	9/2/2014	1,923	476.60	503,062
Sarandos, Ted	10/1/2014	2,089	438.80	492,870
Sarandos, Ted	11/3/2014	2,360	388.41	492,867
Sarandos, Ted	12/1/2014	2,682	341.81	492,914
Wells, David	1/2/2014	379	362.82	79,361
Wells, David	2/3/2014	567	404.38	132,327
Wells, David	3/3/2014	514	445.59	132,198
Wells, David	4/1/2014	628	364.69	128,492
Wells, David	5/1/2014	681	336.52	128,573
Wells, David	6/2/2014	543	422.06	128,578
Wells, David	7/1/2014	484	473.10	125,686
Wells, David	8/1/2014	539	425.40	125,856
Wells, David	9/2/2014	481	476.60	125,831
Wells, David	10/1/2014	522	438.80	123,158
Wells, David	11/3/2014	590	388.41	123,217
Wells, David	12/1/2014	670	341.81	123,137
Option Exercises and Stock Vested

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2014. All options are fully vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	40,650	11.48	2/1/2015
Hastings, Reed	43,210	10.79	3/1/2015
Hastings, Reed	43,050	10.83	4/1/2015
Hastings, Reed	40,369	11.57	5/2/2015
Hastings, Reed	32,140	14.50	6/1/2015
Hastings, Reed	20,129	16.55	7/1/2015
Hastings, Reed	17,218	19.34	8/1/2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	15,547	21.45	9/1/2015
Hastings, Reed	12,513	26.64	10/3/2015
Hastings, Reed	12,980	25.68	11/1/2015
Hastings, Reed	12,291	27.11	12/1/2015
Hastings, Reed	12,801	26.05	1/3/2016
Hastings, Reed	12,291	27.11	2/1/2016
Hastings, Reed	12,419	26.85	3/1/2016
Hastings, Reed	11,854	28.13	4/3/2016
Hastings, Reed	11,261	29.60	5/1/2016
Hastings, Reed	11,688	28.51	6/1/2016
Hastings, Reed	12,237	27.24	7/3/2016
Hastings, Reed	16,244	20.50	8/1/2016
Hastings, Reed	16,633	20.02	9/1/2016
Hastings, Reed	14,620	22.81	10/2/2016
Hastings, Reed	12,095	27.55	11/1/2016
Hastings, Reed	11,307	29.46	12/1/2016
Hastings, Reed	10,652	26.61	1/3/2017
Hastings, Reed	12,471	22.73	2/1/2017
Hastings, Reed	12,405	22.83	3/1/2017
Hastings, Reed	12,067	23.48	4/2/2017
Hastings, Reed	12,786	22.15	5/1/2017
Hastings, Reed	13,142	21.57	6/1/2017
Hastings, Reed	14,545	19.48	7/2/2017
Hastings, Reed	16,511	17.16	8/1/2017
Hastings, Reed	15,602	18.14	9/4/2017
Hastings, Reed	13,340	21.22	10/1/2017
Hastings, Reed	10,781	26.29	11/1/2017
Hastings, Reed	11,905	23.78	12/3/2017
Hastings, Reed	10,749	26.35	1/2/2018
Hastings, Reed	13,123	25.39	2/1/2018
Hastings, Reed	10,767	30.94	3/3/2018
Hastings, Reed	9,127	36.51	4/1/2018
Hastings, Reed	10,753	31.00	5/1/2018
Hastings, Reed	10,794	30.89	6/2/2018
Hastings, Reed	12,291	27.10	7/1/2018
Hastings, Reed	11,400	29.22	8/1/2018
Hastings, Reed	10,808	30.84	9/2/2018
Hastings, Reed	11,096	30.04	10/1/2018
Hastings, Reed	14,269	23.36	11/3/2018
Hastings, Reed	15,124	22.04	12/1/2018
Hastings, Reed	11,156	29.87	1/2/2019
Hastings, Reed	9,021	36.95	2/2/2019
Hastings, Reed	9,701	34.35	3/2/2019
Hastings, Reed	7,774	42.87	4/1/2019

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	7,494	44.48	5/1/2019
Hastings, Reed	8,138	40.94	6/1/2019
Hastings, Reed	8,202	40.62	7/1/2019
Hastings, Reed	7,414	44.97	8/3/2019
Hastings, Reed	7,906	42.15	9/1/2019
Hastings, Reed	7,467	44.62	10/1/2019
Hastings, Reed	6,196	53.80	11/2/2019
Hastings, Reed	5,723	58.23	12/1/2019
Hastings, Reed	7,788	53.48	1/4/2020
Hastings, Reed	13,654	61.03	2/1/2020
Hastings, Reed	11,956	69.70	3/1/2020
Hastings, Reed	11,111	75.00	4/1/2020
Hastings, Reed	8,171	101.99	5/3/2020
Hastings, Reed	7,767	107.29	6/1/2020
Hastings, Reed	7,599	109.66	7/1/2020
Hastings, Reed	8,180	101.88	8/2/2020
Hastings, Reed	6,177	134.91	9/1/2020
Hastings, Reed	5,388	154.66	10/1/2020
Hastings, Reed	4,979	167.37	11/1/2020
Hastings, Reed	4,164	200.14	12/1/2020
Hastings, Reed	4,671	178.41	1/3/2021
Hastings, Reed	5,871	212.90	2/1/2021
Hastings, Reed	6,109	204.63	3/1/2021
Hastings, Reed	5,163	242.09	4/1/2021
Hastings, Reed	5,270	237.19	5/2/2021
Hastings, Reed	4,677	267.26	6/1/2021
Hastings, Reed	4,664	267.99	7/1/2021
Hastings, Reed	4,746	263.38	8/1/2021
Hastings, Reed	5,359	233.27	9/1/2021
Hastings, Reed	11,038	113.25	10/3/2021
Hastings, Reed	15,607	80.09	11/1/2021
Hastings, Reed	18,609	67.17	12/1/2021
Hastings, Reed	17,303	72.24	1/3/2022
Hastings, Reed	5,083	122.97	2/1/2022
Hastings, Reed	5,543	112.75	3/1/2022
Hastings, Reed	5,484	113.97	4/2/2022
Hastings, Reed	7,682	81.36	5/1/2022
Hastings, Reed	9,929	62.95	6/1/2022
Hastings, Reed	9,211	67.85	7/2/2022
Hastings, Reed	11,468	54.50	8/1/2022
Hastings, Reed	11,175	55.93	9/4/2022
Hastings, Reed	11,151	56.05	10/1/2022
Hastings, Reed	8,045	77.69	11/1/2022
Hastings, Reed	8,223	76.01	12/3/2022

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	6,793	92.01	1/2/2023
Hastings, Reed	5,057	164.80	2/1/2023
Hastings, Reed	4,401	189.37	3/1/2023
Hastings, Reed	4,568	182.43	4/1/2023
Hastings, Reed	3,914	212.91	5/1/2023
Hastings, Reed	3,754	221.97	6/3/2023
Hastings, Reed	3,716	224.28	7/1/2023
Hastings, Reed	3,345	249.12	8/1/2023
Hastings, Reed	2,884	289.00	9/3/2023
Hastings, Reed	2,567	324.62	10/1/2023
Hastings, Reed	2,531	329.27	11/1/2023
Hastings, Reed	2,290	363.92	12/2/2023
Hastings, Reed	2,297	362.82	1/2/2024
Hastings, Reed	3,091	404.38	2/3/2024
Hastings, Reed	2,805	445.59	3/3/2024
Hastings, Reed	3,428	364.69	4/1/2024
Hastings, Reed	3,714	336.52	5/1/2024
Hastings, Reed	2,962	422.06	6/2/2024
Hastings, Reed	2,642	473.10	7/1/2024
Hastings, Reed	2,938	425.40	8/1/2024
Hastings, Reed	2,623	476.60	9/2/2024
Hastings, Reed	2,849	438.80	10/1/2024
Hastings, Reed	3,218	388.41	11/3/2024
Hastings, Reed	3,657	341.81	12/1/2024
Hunt, Neil	1,772	101.88	8/2/2020
Hunt, Neil	1,338	134.91	9/1/2020
Hunt, Neil	1,167	154.66	10/1/2020
Hunt, Neil	1,079	167.37	11/1/2020
Hunt, Neil	902	200.14	12/1/2020
Hunt, Neil	1,012	178.41	1/3/2021
Hunt, Neil	1,761	212.90	2/1/2021
Hunt, Neil	1,833	204.63	3/1/2021
Hunt, Neil	1,549	242.09	4/1/2021
Hunt, Neil	1,581	237.19	5/2/2021
Hunt, Neil	1,403	267.26	6/1/2021
Hunt, Neil	1,399	267.99	7/1/2021
Hunt, Neil	1,424	263.38	8/1/2021
Hunt, Neil	1,608	233.27	9/1/2021
Hunt, Neil	3,311	113.25	10/3/2021
Hunt, Neil	4,682	80.09	11/1/2021
Hunt, Neil	5,083	122.97	2/1/2022
Hunt, Neil	5,543	112.75	3/1/2022
Hunt, Neil	5,484	113.97	4/2/2022
Hunt, Neil	7,682	81.36	5/1/2022

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hunt, Neil	8,045	77.69	11/1/2022
Hunt, Neil	1,931	76.01	12/3/2022
Hunt, Neil	6,793	92.01	1/2/2023
Hunt, Neil	3,160	164.80	2/1/2023
Hunt, Neil	2,750	189.37	3/1/2023
Hunt, Neil	2,855	182.43	4/1/2023
Hunt, Neil	2,446	212.91	5/1/2023
Hunt, Neil	2,346	221.97	6/3/2023
Hunt, Neil	2,322	224.28	7/1/2023
Hunt, Neil	2,091	249.12	8/1/2023
Hunt, Neil	1,802	289.00	9/3/2023
Hunt, Neil	1,604	324.62	10/1/2023
Hunt, Neil	1,582	329.27	11/1/2023
Hunt, Neil	1,431	363.92	12/2/2023
Hunt, Neil	1,436	362.82	1/2/2024
Hunt, Neil	1,803	404.38	2/3/2024
Hunt, Neil	1,636	445.59	3/3/2024
Hunt, Neil	1,999	364.69	4/1/2024
Hunt, Neil	2,167	336.52	5/1/2024
Hunt, Neil	1,728	422.06	6/2/2024
Hunt, Neil	1,541	473.10	7/1/2024
Hunt, Neil	1,714	425.40	8/1/2024
Hunt, Neil	1,530	476.60	9/2/2024
Hunt, Neil	1,662	438.80	10/1/2024
Hunt, Neil	1,877	388.41	11/3/2024
Hunt, Neil	2,133	341.81	12/1/2024
Peters, Greg	175	178.41	1/3/2021
Peters, Greg	391	212.90	2/1/2021
Peters, Greg	407	204.63	3/1/2021
Peters, Greg	344	242.09	4/1/2021
Peters, Greg	351	237.19	5/2/2021
Peters, Greg	312	267.26	6/1/2021
Peters, Greg	311	267.99	7/1/2021
Peters, Greg	316	263.38	8/1/2021
Peters, Greg	357	233.27	9/1/2021
Peters, Greg	736	113.25	10/3/2021
Peters, Greg	948	182.43	4/1/2023
Peters, Greg	812	212.91	5/1/2023
Peters, Greg	779	221.97	6/3/2023
Peters, Greg	771	224.28	7/1/2023
Peters, Greg	694	249.12	8/1/2023
Peters, Greg	598	289.00	9/3/2023
Peters, Greg	533	324.62	10/1/2023
Peters, Greg	525	329.27	11/1/2023

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Peters, Greg	475	363.92	12/2/2023
Peters, Greg	477	362.82	1/2/2024
Peters, Greg	1,030	404.38	2/3/2024
Peters, Greg	935	445.59	3/3/2024
Peters, Greg	1,143	364.69	4/1/2024
Peters, Greg	1,238	336.52	5/1/2024
Peters, Greg	987	422.06	6/2/2024
Peters, Greg	881	473.10	7/1/2024
Peters, Greg	979	425.40	8/1/2024
Peters, Greg	874	476.60	9/2/2024
Peters, Greg	950	438.80	10/1/2024
Peters, Greg	1,073	388.41	11/3/2024
Peters, Greg	1,219	341.81	12/1/2024
Sarandos, Ted	2,404	242.09	4/1/2021
Sarandos, Ted	2,453	237.19	5/2/2021
Sarandos, Ted	2,177	267.26	6/1/2021
Sarandos, Ted	2,171	267.99	7/1/2021
Sarandos, Ted	2,209	263.38	8/1/2021
Sarandos, Ted	3,011	249.12	8/1/2023
Sarandos, Ted	2,595	289.00	9/3/2023
Sarandos, Ted	2,310	324.62	10/1/2023
Sarandos, Ted	2,278	329.27	11/1/2023
Sarandos, Ted	2,061	363.92	12/2/2023
Sarandos, Ted	2,067	362.82	1/2/2024
Sarandos, Ted	2,267	404.38	2/3/2024
Sarandos, Ted	2,057	445.59	3/3/2024
Sarandos, Ted	2,514	364.69	4/1/2024
Sarandos, Ted	2,724	336.52	5/1/2024
Sarandos, Ted	2,172	422.06	6/2/2024
Sarandos, Ted	1,938	473.10	7/1/2024
Sarandos, Ted	2,155	425.40	8/1/2024
Sarandos, Ted	1,923	476.60	9/2/2024
Sarandos, Ted	2,089	438.80	10/1/2024
Sarandos, Ted	2,360	388.41	11/3/2024
Sarandos, Ted	2,682	341.81	12/1/2024
Wells, David	834	164.80	2/1/2023
Wells, David	726	189.37	3/1/2023
Wells, David	754	182.43	4/1/2023
Wells, David	646	212.91	5/1/2023
Wells, David	619	221.97	6/3/2023
Wells, David	613	224.28	7/1/2023
Wells, David	552	249.12	8/1/2023
Wells, David	476	289.00	9/3/2023
Wells, David	424	324.62	10/1/2023

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Wells, David	418	329.27	11/1/2023
Wells, David	378	363.92	12/2/2023
Wells, David	379	362.82	1/2/2024
Wells, David	567	404.38	2/3/2024
Wells, David	514	445.59	3/3/2024
Wells, David	628	364.69	4/1/2024
Wells, David	681	336.52	5/1/2024
Wells, David	543	422.06	6/2/2024
Wells, David	484	473.10	7/1/2024
Wells, David	539	425.40	8/1/2024
Wells, David	481	476.60	9/2/2024
Wells, David	522	438.80	10/1/2024
Wells, David	590	388.41	11/3/2024
Wells, David	670	341.81	12/1/2024

The following table sets forth information concerning each exercise of stock options during 2014 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Hastings, Reed	303,693	$114,100,716
Hunt, Neil	60,000	20,474,053
Peters, Greg	14,488	4,976,976
Sarandos, Ted	36,701	9,269,529
Wells, David	—	—

(1)
Dollar value realized on exercise equals the difference between the closing price on the date of exercise less the exercise price of the option and does not necessarily reflect the sales price of the shares or if a sale was made.

Potential Payments upon Termination or Change-in-Control

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan, as described in more detail above in “Compensation Discussion and Analysis.” The information below reflects the estimated value of the compensation to be paid by the Company to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Amended and Restated Executive Severance and Retention Incentive Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2014 and is based on 2015 compensation amounts, which went into effect prior to the end of our fiscal year. The actual amounts that would be paid can only be determined at the time of the actual triggering event. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

Name	Severance Benefit	Change in Control Benefit
Reed Hastings	$11,025,000	$14,700,000
Neil Hunt	2,156,250	2,875,000
Greg Peters	2,793,750	3,725,000
Ted Sarandos	7,950,000	10,600,000
David Wells	2,756,250	3,675,000
Compensation of Directors

In 2014, Ms. Mather received an annual retainer of $100,000, payable monthly. The remainder of the Company’s directors did not receive cash for services they provided as directors or members of Board committees but may have been reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee Director received stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee Director of the Company in consideration for services provided to the Company and subject to the terms and conditions of the Company’s 2011 Stock Plan. For Ms. Mather, the actual number of options granted was determined by the following formula: $7,000 / ([fair market value on the date of grant] x 0.20). The actual number of options granted to all other of the Company’s directors was determined by the following formula: $10,000 / ([fair market value on the date of grant] x 0.20). Each monthly grant was made on the first trading day of the month, fully vested upon grant and exercisable at a strike price equal to the fair market value on the date of grant.
For 2015, the actual number of options to be granted to each of the Company’s directors will be determined by the following formula: $20,000 / ([fair market value on the date of grant] x 0.40). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant. Ms. Mather will not receive an annual retainer.
Mr. Barton received options to purchase 100,000 shares of the Company’s common stock upon joining the Board in May 2002, but no other current director was granted options upon joining the Board other than the regular monthly grants.
The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2014.

Names	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Richard N. Barton	—	333,963 (1)	333,963 (3)
A. George (Skip) Battle	—	333,963 (1)	333,963 (4)
Timothy M. Haley	—	333,963 (1)	333,963 (5)
Jay C. Hoag	—	333,963 (1)	333,963 (6)
Leslie Kilgore	—	333,963 (1)	333,963 (7)
Ann Mather	100,000	233,533 (2)	333,533 (8)

(1)	Option awards reflect the monthly grant of stock options to each non-employee director on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
1/2/2014	$28,897
2/3/2014	28,939
3/3/2014	28,806
4/1/2014	28,031
5/1/2014	28,131
6/2/2014	27,941
7/1/2014	27,526
8/1/2014	27,553
9/2/2014	27,468
10/1/2014	26,897
11/3/2014	26,941
12/1/2014	26,833

(2)	Option awards reflect the monthly grant of stock options to Ms. Mather on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
1/2/2014	$20,102
2/3/2014	20,304
3/3/2014	20,318
4/1/2014	19,642
5/1/2014	19,635
6/2/2014	19,654
7/1/2014	19,217
8/1/2014	19,147
9/2/2014	19,097
10/1/2014	18,875
11/3/2014	18,796
12/1/2014	18,746

(3)	Aggregate number of option awards outstanding held by Mr. Barton at December 31, 2014 was 41,168.

(4)	Aggregate number of option awards outstanding held by Mr. Battle at December 31, 2014 was 23,086.

(5)	Aggregate number of option awards outstanding held by Mr. Haley at December 31, 2014 was 18,595.

(6)	Aggregate number of option awards outstanding held by Mr. Hoag at December 31, 2014 was 10,672.

(7)	Aggregate number of option awards outstanding held by Ms. Kilgore at December 31, 2014 was 24,510.

(8)	Aggregate number of option awards outstanding held by Ms. Mather at December 31, 2014 was 6,477.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plans as of December 31, 2014. There were no equity compensation plans or arrangements not approved by security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)	(b)	(c) (1)
Equity compensation plans or arrangements approved by security holders	3,263,631 (2)	$151.53	5,646,465 (3)

(1)	Excludes securities reflected in column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Weighted average life is 6.14 years.

(3)
Includes (i) 2,785,721 shares of the Company’s common stock reserved under its 2002 Employee Stock Purchase Plan (“ESPP”), as amended, for future issuance, and (ii) 2,860,744 shares of the Company’s common stock reserved under its 2011 Stock Plan. In 2010, the Company suspended payroll contributions to the ESPP and ended purchases of shares by employees. The Company currently does not expect to resume ESPP contributions or purchases for the foreseeable future.

Non-executive Compensation Policies

The Company’s compensation policies for non-executive salaried employees are the same as those outlined for its Named Executive Officers, except that only the Named Executive Officers are eligible to participate in the Performance Bonus Plan. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
Code of Ethics

The Company has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm. Any waivers of the Code of Ethics will be posted at that website.
Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC rules to furnish the Company with copies of all Forms 3, 4 and 5 they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2014 all of the Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were followed in a timely manner, with the exception that a report on Form 4 relating to the acquisition of non-qualified stock options by Mr. Haley on April 1, 2014 was filed late.

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee of the Board of Directors

Timothy M. Haley
Jay C. Hoag
A. George (Skip) Battle

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2014 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by the Codification of Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with E&Y its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.
The Audit Committee also reviewed the fees paid to E&Y during the year ended December 31, 2014 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by E&Y were compatible with maintaining its independence.
The Audit Committee discussed with E&Y the overall scope and plans for its audit. The Audit Committee met with E&Y, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard N. Barton
Timothy M. Haley
Ann Mather

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Agreements with Directors and Executive Officers
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Procedures for Approval of Related Party Transactions
The Company has a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the SEC are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.
Mr. Hastings beneficially owns an aircraft which is leased to Netflix by him under a time-sharing agreement for Netflix business related travel by Mr. Hastings and other Netflix employees. Under the terms of the time-sharing agreement, Netflix provides payment to Mr. Hastings for such travel based on the aggregate incremental cost of each specific flight pursuant to applicable FAA regulations. In 2014, Netflix reimbursed Mr. Hastings $237,445 under this time-sharing agreement.

STOCKHOLDERS SHARING AN ADDRESS
Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:
Householding Department
Broadridge
51 Mercedes Way, Edgewood, NY 11717
(800) 542-1061
Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.
Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
By order of the Board of Directors

David Hyman
General Counsel and Secretary
_____________, 2015
Los Gatos, California

FORM OF PROXY
NETFLIX, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated______________, 2015 and hereby appoints Reed Hastings and David Wells, and each of them, with full power of substitution, as Proxy or Proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 9, 2015, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.
If this proxy is properly executed and returned, this proxy will be voted for the specifications made below or if no direction is made, this proxy will be voted “for” the nominees for Class I directors set forth below (item 1), “for” items 2, 3 and 4, and “against” items 5, 6 and 7.
Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

1.	To elect three Class I directors to hold office until the 2018 Annual Meeting of Stockholders.
Richard N. Barton

☐ FOR	☐ WITHHELD
Bradford L. Smith

☐ FOR	☐ WITHHELD
Anne M. Sweeney

☐ FOR	☐ WITHHELD

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory approval of the Company’s executive officer compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.
To amend the Company’s Certificate of Incorporation to increase the number of shares of capital stock the Company is authorized to issue from 170,000,000 (160,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001 to 5,000,000,000 (4,990,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Stockholder proposal regarding proxy access bylaw for shareholder nominated director, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Stockholder proposal regarding simple majority vote, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	Stockholder proposal regarding electing each director annually, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Mark box at right if an address change or comment has been noted on this card    ☐
This Proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature:	Date:	Signature:	Date: